Exhibit 99.1
Second Quarter Update
     The Company does not as a matter of course make public projections as to future earnings or other results. However, the Company’s management has prepared the following second quarter update. Because the second quarter has recently ended, the operational information presented is based only upon preliminary information available to the Company as of the date hereof.
     Bacchus. The rig to drill each of the three planned development wells has been moved to the drilling location and has commenced operations. The Company currently expects to drill its initial development well and commence production early in the fourth quarter of 2011 and follow with two additional development wells thereafter.
     Rochelle. The development of our Greater Rochelle area asset continues to proceed according to plan, with first production from East Rochelle planned for the second half of 2012.
     Columbus. An updated FDP was filed in June 2011, and the Company believes that first production from this field could occur as early as 2013.
     U.S. Since the beginning of 2011, the Company completed six wells in the Haynesville area, all of which are now in production. Currently, the Company has ten wells in the U.S. that are either drilling or waiting on completion, including seven wells in the Haynesville area. The Company has successfully cased a horizontal re-entry on one of the Alabama vertical pilot wells, which is one of the wells currently waiting on completion.
2011 Capital Budget Update
     Endeavour International Corporation (the “Company”) anticipates spending approximately $150 million during 2011 to fund its oil and gas activities in the U.S. and U.K., with approximately 60% of those expenditures anticipated to be focused on its U.K. assets. These capital budget numbers do not include $14 million of costs incurred in the settlement of a rig contract dispute in June 2011 with Transocean which will be included in the Company’s U.K. capitalized costs. During the first quarter of 2011, the Company spent $20.1 million in capital expenditures and an additional $21.0 million on acquisitions, primarily related to its purchase of an additional 20% interest in the Bacchus field. The Company expects to spend an additional $110 million for its announced Marcellus Acquisition.